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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


Board of Directors
Strategic Diagnostics Inc.:



We consent to incorporation by reference in the registration statements (Nos. 33-20421, 333-21211 and 333-68107) on Form S-8 of Strategic Diagnostics Inc. of our report dated February 19, 2002, except as to the eighth paragraph of note 7, which is as of March 28, 2002, relating to the consolidated balance sheets of Strategic Diagnostics Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Strategic Diagnostics Inc.

Our report dated February 19, 2002 contains an explanatory paragraph that describes the adoption of Statement of Financial Accounting Standards No. 141, Business Combinations, and certain provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.



KPMG LLP



Philadelphia, Pennsylvania
March 29, 2002